Exhibit 99.1

NEWS RELEASE

Golden Queen RECEIVES TERM SHEET

VANCOUVER, BRITISH COLUMBIA – January 8, 2019 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces that on January 4, 2019 it received a preliminary, non-binding proposal letter (the “Proposal Letter”) from Mr. Thomas M. Clay on behalf of certain members of the Clay family and associated entities (collectively, the “Clay Group”). In the Proposal Letter, the Clay Group proposed to acquire all of the outstanding equity interests of Golden Queen Mining Company, LLC held indirectly by Golden Queen in exchange for (i) the surrender of the notes and all indebtedness held by the Clay Group under the Second Amended and Restated Term Loan Agreement dated as of November 21, 2016, as amended, (ii) the surrender of all common shares, warrants and options of the Company held by the Clay Group, (iii) a cash payment, and (iv) other good and valuable consideration. A special committee, composed of independent directors of the board in conjunction with legal and financial advisors will evaluate the proposal as well as explore potential alternatives to the proposal. Investors are cautioned that any discussions with the Clay Group are preliminary in nature and the Company will issue a subsequent news release only should an agreement be reached in respect of the Clay Group proposal or any alternate transaction.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email:  bdayton@goldenqueen.com

Caution with Respect to Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology. Forward-looking statements include but are not limited to, statements related to any proposal for a transaction resulting in a decision to proceed with a transaction or any alternative transaction. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.